April 25, 2026

Ross Sklar
Starco Brands, Inc.
706 N. Citrus Ave, Suite 200,
Los Angeles, CA 90038.

Re: Resignation from the Board of Directors for Starco Brands, Inc.

Dear Ross,

I am thankful for my time on the Board of Directors of **Starco Brands, Inc.**. Please consider this my resignation letter from the Board effective Monday, April 27, 2026 (12PM PST).

It's been heartening to see all the progress to-date. I wish the company the very best for the future.

Sincerely,

Bharat Vasan

Bharat Vasan

April 25, 2026

Date

bv@ylcap.co

Email